Exhibit 10.15

950 Winter Street
Waltham, MA 02451
Tel: (617) 551-4000
Fax: (617) 551-4701

November 10, 2017

Dear Joseph,

I am pleased to offer you full-time employment with Radius Health, Inc. (“Radius” or the “Company”) as the Senior Vice President, Sales and Marketing of Radius reporting to Jesper Høiland, Chief Executive Officer of Radius. Your position will be based out of our Wayne, PA corporate offices with a start date of November 27, 2017.

In the course of your employment with Radius, you will be subject to and required to comply with all Company policies, and applicable laws and regulations. The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position with the Company. The term “Agreement” as used below shall mean this letter agreement.

The starting salary for this position is $15,625.00 on a semi-monthly basis, which annualized is $375,000.00 (less applicable taxes and withholdings). You will receive your first performance appraisal in January 2019. Your performance will be reviewed annually thereafter. Salary increases will be based on the relationship of your salary to the market and your individual performance, and are provided at the sole discretion of Radius.

This Agreement is contingent upon, and will become effective only upon, (i) your successful completion of a drug screening test prior to your first day of employment; (ii) satisfactory results of a comprehensive background check (including, but not limited to, social security number, previous employment, conviction record, FDA/OIG/SAM debarment and education); and (iii) proof of your eligibility to work for Radius in the United States.

Bonus Eligibility
Commencing with the calendar year 2018, you will be eligible to participate in the Radius discretionary Bonus plan. Under this plan, your annual bonus incentive target will be 40% of your actual base earnings for the bonus plan year, and subject to approval by the Company’s Board of Directors (the “Board”), would be payable annually, generally in March of the plan year following the year to which the bonus pertains. Your actual incentive award will be based on your individual performance and the overall performance of Radius. The criteria and amount of the bonus will be determined on an annual basis, in Radius’ sole discretion. You must be employed as of the pay-out date of any bonus in order to earn and be eligible to receive it.

Sign-On Bonus
You will be eligible to receive a Sign-On Bonus in the gross amount of $60,000.00 (less applicable taxes and withholdings). This bonus will be paid in the first pay period following completion of 90 days of employment. In the unlikely event your employment is terminated for cause or should you voluntarily resign during your first year of employment, you will be required to repay the Bonus amount that has been paid to you as of your termination date.

Stock Options
Subject to receipt of necessary approvals following the date of the commencement of your employment with the Company, Radius will grant to you 60,000 stock options (the “Options”) for the purchase of common stock of Radius, at a price equal to the closing price value of Radius’ stock on the date the Options are approved. The Options will vest as to 25% of the underlying shares on the first anniversary of the grant date and in equal monthly installments over the following thirty-six (36) months. The Options shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the applicable Radius stock option plan and in a separate option agreement that shall be executed by you and Radius to evidence the grant of the Options.

Relocation
For the first year of employment you will receive a monthly stipend of $3,500.00 to cover temporary living expenses at our Wayne location. At the conclusion of your first year of employment we will agree upon a reasonable and customary amount for your future relocation expenses.

Benefits
You also will be eligible to participate in a generous employee benefits program, an overview of which is enclosed, provided you are eligible under, and subject to all provisions of, the plan documents governing the program. Some benefit plans will require you to make elections and choose levels of coverage to meet your personal needs. Effective the first of the month following your date of hire, you will be eligible to begin participation in the Company’s benefits plans including health and dental insurance, life insurance, short and long term disability, as well as Flexible Spending Accounts, and the Company’s 401(k) Plan.

You are eligible to accrue 20 days of paid vacation time per year, which shall accrue on a pro-rated monthly basis and may be used in accordance with Radius’ regular policies. Your vacation days will be pro-rated during the first year of employment.

All of the Company's employee plans, to include all compensation and benefit programs, are subject to change at any time, at the sole discretion of the Company, and the plan provisions in effect from time to time will govern all awards and benefits provided.

Severance
On or prior to your commencing employment, you and the Company will enter into the Company’s current form of Executive Severance Agreement (the “Severance Agreement”), which agreement will govern the payments and benefits you may receive upon a termination of your employment with the Company. Except as otherwise provided in the Severance Agreement, the Company's obligations to you under this Agreement will cease upon your termination of employment for any reason.

Confidentiality And Post-Employment Obligations
As a condition of employment, you hereby agree to execute and abide by the Company’s current form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement. Radius expects that you will honor your contractual and/or common-law obligations not to disclose any confidential, proprietary or trade secret information (such as formulas, marketing or development plans, or confidential client information) you acquired while employed by your current or former employers. Furthermore, to the extent you have post-employment contractual obligations to another employer, by signing this letter you certify to Radius that you will be able to fully perform the duties and responsibilities of your position with Radius without violating any obligations to any former employer.

Term and Termination
This Agreement shall commence on your first day of your employment with the Company. This Agreement is not intended to be, and should not be construed as, a contract of employment for any specific period of time. Employment at Radius is at-will, which means that either you or Radius may terminate your employment at any time. Radius also reserves the right to change the terms and conditions of your employment, including the provisions of compensation and benefits programs, at any time.

Successors
This Agreement is personal to you and without the prior written consent of the Company you shall not assign your rights or obligations under this Agreement, otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

Applicable Law
This Agreement has been made under and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, disregarding any choice of law rules that would result in the application of the laws of another jurisdiction.

Notice
Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above or such other address as either party subsequently provides to the other in accordance with the provisions of this paragraph.

Waiver
The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

Entire Agreement
If you accept this offer, this Agreement, the Confidentiality Agreement and the Severance Agreement shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement, the Confidentiality Agreement or the Severance Agreement or contrary to those contained in this Agreement, the Confidentiality Agreement or the Severance Agreement that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another written agreement, signed by you and an authorized representative of the Company.

Joseph, we are thrilled to have you accept as the Company’s Senior Vice President, Sales and Marketing and look forward to you joining Radius. If this Agreement correctly sets forth the terms under which you will be employed by Radius, please countersign this letter in the space provided below. Please return your countersigned offer letter to Deb Kauffman by e-mail by 5:00 pm (EDT) on November 11, 2017. After that date, this offer of employment will expire.

Best regards,

/s/ Jesper Høiland

Jesper Høiland
President and Chief Executive Officer

This letter supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment. By signing below, you agree that you are not relying on any representations other than as set out above, and that you accept employment with Radius on the terms set forth in this letter.

Signature: /s/ Joseph Kelly        Date: November 10, 2017

cc: D. Kauffman